Exhibit 2.1

MASTER TRANSACTION AGREEMENT
THIS MASTER TRANSACTION AGREEMENT (this “Master Agreement”) is made by and among (1) THE ENTITIES LISTED ON EXHIBIT A AS A “SELLER” (each a “Seller”, and collectively, the “Sellers”), (2) MEADOWS & OHLY, LLC, a Georgia limited liability company (“M&O”), (3) THE ENTITIES LISTED ON EXHIBIT A AS A “PURCHASER” (each a “Purchaser”, and collectively, the “Purchasers”), and (4) HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation (“HR”), to be effective as of August 8, 2017 (the “Effective Date”). The Sellers, M&O, the Purchasers, and HR are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Further, the Sellers and M&O are sometimes collectively referred to herein as the “M&O Parties”, and HR and the Purchasers are sometimes collectively referred to herein as the “HR Parties”.
Recitals
A.Each Seller owns the medical office building and related improvements set opposite its name on Exhibit A. With respect to 14 of such buildings and improvements, the applicable Seller holds a long term leasehold interest in the land on which such building and improvements are located. With respect to the medical office building identified on Exhibit A as “340 Exchange Boulevard”, the Seller holds fee simple title to both the improvements and the land on which they are located.

B.Each Seller is a distinct legal entity, but M&O, directly or indirectly, controls each Seller. Accordingly, M&O, on behalf of the Sellers, elected to market the aforementioned medical office buildings for sale collectively as one portfolio (herein, the “Portfolio”). The Seller Parties and the HR Parties have agreed to terms regarding the sale and purchase of the Portfolio, as evidenced by that certain “Letter of Intent - Meadows & Ohly Portfolio” dated July 20, 2017, executed by HR and M&O (the “Letter of Intent”). This Master Agreement and the Property Agreements (defined below) supersede and replace the Letter of Intent in its entirety and in all respects.

C.Due to the distinct nature of each Seller and MOB Property (defined below), each Seller has, as of the Effective Date, entered into a separate Purchase and Sale Agreement for the purchase and sale of such Seller’s MOB Property with the Purchaser set opposite such Seller’s name on Exhibit A. Each individual Purchase and Sale Agreement is referred to in this Master Agreement as a “Property Agreement”, and collectively as the “Property Agreements”. Hereafter, and without limiting the terms of Section 1 below, the term “MOB Property” shall have the meaning given to such term in the applicable Property Agreement, and generally refers to the items of real, personal, tangible and intangible property to be conveyed by a Seller to the Purchaser pursuant to such Property Agreement.

D.Nevertheless, there are certain terms and provisions relating to the purchase and sale of the entire Portfolio (such purchase and sale being referred to herein as the “Transaction”), which are better memorialized in a separate, global agreement. This Master Agreement contains those terms and provisions, and in the event of a conflict between the terms and provisions of this Master Agreement and the terms and provisions of a Property Agreement, the terms and provisions of this Master Agreement shall govern and control.

Exhibit 2.1

THEREFORE, for and in consideration of the above recitals, the terms and conditions contained in this Master Agreement, and the terms and conditions contained in the Property Agreements, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

1.Recitals; Construction. The opening paragraph, recitals, and preamble are incorporated into this Master Agreement. In this Master Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other gender; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments to or changes in such agreements or instruments entered into in accordance with their respective terms; references to persons include their permitted successors and assigns; use of the term “include” or “including” shall mean to include or including without limitation; and references to a “Section” shall mean a section of this Master Agreement unless otherwise expressly stated. All capitalized terms not otherwise defined in this Master Agreement have the meanings given to such terms in the applicable Property Agreement or Property Agreements as the context requires, though this Master Agreement may nevertheless contain section references for such definitions to assist the reader.

2.References to Purchaser. Each Property Agreement has been executed by a Purchaser. As noted on Exhibit A, such Purchaser may be HR with respect to any particular Property Agreement, but in all cases the Purchasers are either HR or an entity controlled by HR. Regardless, HR covenants and agrees that it is responsible and obligated for the obligations of each Purchaser under each Property Agreement. As used in the remainder of this Master Agreement, the term “Purchaser” means the original “Purchaser” under the applicable Property Agreement, as well as any permitted assignee or designee of such Purchaser’s interest thereunder.

3.Inspection Period; Title Objection Deadline. Each Property Agreement refers to an “Inspection Period”, to be defined in this Master Agreement. Additionally, each Property Agreement contains a deadline by which the Purchaser must make any objections to title and survey matters (see Section 5.3 of the Property Agreements) (the “Title Objection Deadline”). With regard to the same:

A.Seller Deliverables. Each Seller, with respect to such Seller’s MOB Property, represents and warrants to HR that it has delivered the due diligence materials listed on Schedule 8 to its Property Agreement within its possession and control (such materials are referred to in this Master Agreement as the “Seller Deliverables”) as of July 24, 2017. For the purpose of this Section 3.A., “deliver” means the placement of such materials on a website to which HR and its designated representatives have access, with the exception of Item 11 of such Schedule, “As-Built Plans”, which have been “delivered” by making available blue prints of such plans available for inspection at the building manager’s office at each Premises (as defined in Section 1.1.2 of each Property Agreement).

B. Inspection Period. The “Inspection Period” for the purposes of each Property Agreement shall mean the period beginning on July 24, 2017 and ending at 5:00 p.m. Eastern Standard Time on the later of (i) September 5, 2017, or (ii) the date which is 15 days following the date on which the last of the Third Party Reports is received by HR, but in no event shall the Inspection Period extend past September 18, 2017. As used in this Master Agreement, “Third Party Reports” means (w) a Title Commitment (as defined in Section 5.2.1 of the Property Agreements) for each MOB Property, (x) an updated or new Survey (as defined in Section 5.2.2 of each Property Agreement) for

Exhibit 2.1

each MOB Property, (y) a new Phase I Environmental Assessment for each MOB Property, and (z) a new zoning and site requirements report from The Planning & Zoning Resource Company for each MOB Property. HR will diligently and in good faith pursue completion of the Third Party Reports, and will notify M&O of the date on which it receives the last of the Third Party Reports.

C.Title Objection Deadline. For the purposes of Section 5.3 of each of the Property Agreements, the “Title Objection Deadline” shall be the date which is five days prior to the expiration of the Inspection Period.

4.Termination by HR with respect to Rights of First Offer and Seller Partnership Approval.

A.Description. Under each Ground Lease (as defined in Recital A of each of the Property Agreements other than the Property Agreement for 340 Exchange Boulevard), the ground landlord under such Ground Lease has a right of first offer to purchase the MOB Property. Section 9.3.3 of each of the Property Agreements (other than the Property Agreement for 340 Exchange Boulevard) governs the consequences of a ground landlord’s election to purchase the MOB Property subject to such Property Agreement. Additionally, the sale and purchase of each MOB Property is conditioned upon the applicable Seller receiving approval of such sale and purchase from the limited partners owning at least 51% of all limited partnership interest in such Seller (see Section 9.3.1 of each Property Agreement).

B.Effect of Exercise or Failure to Obtain Approval. If MOB Properties with a cumulative value (based on the Purchase Price allocation contained in Exhibit A) equal to or greater than $300,000,000 are removed from the Transaction (and the related Property Agreements are therefore terminated) as a result of (a) the exercise of rights of first offer by ground landlords as contemplated in Section 9.3.3 of the applicable Property Agreements, or (b) the Seller(s) failing to obtain necessary partnership approval for the sale of a MOB Property(ies), then HR, on behalf of the HR Parties, shall have the right to terminate this Master Agreement and all (but not less than all) of the remaining Property Agreements. Additionally, if 50% or more of the MOB Properties on a single hospital campus are excluded from the Transaction pursuant to the preceding sentence, then the remaining allocated value of all of the MOB Properties on such hospital campus shall be included with the allocated values of such excluded MOB Properties for purposes of reaching the cumulative $300,000,000 value stated above. In the event of such termination, none of the Parties shall have any further rights or obligations under this Master Agreement or the Property Agreements, except for those obligations which expressly survive the termination of the Property Agreements, and the Earnest Money shall be returned by Escrow Agent to HR. Unless otherwise expressly stated, the term “Earnest Money” as used in this Master Agreement means all of the Earnest Money deposits referenced in Section 3.1 of each of the Property Agreements.

5.Elective Termination; Effect of Default.

A.Certain Termination Rights. Except as provided in Section 5.C., which governs in the event of a default, if a Property Agreement is terminated in accordance with its terms for any reason other than (a) due to the occurrence of a casualty or condemnation of the Premises covered

Exhibit 2.1

by such Property Agreement as permitted thereby (see Section 6.4.1 of each of the Property Agreements), (b) the exercise of a right of first offer by a ground landlord as contemplated above, or (c) the failure to obtain the necessary limited partner approvals as contemplated above, then HR (and only HR), on behalf of the HR Parties, or M&O (and only M&O), on behalf of the M&O Parties, as applicable, shall simultaneously have the right to terminate this Master Agreement and all (but not less than all) of the remaining Property Agreements, and upon any such election, the Earnest Money shall be returned to HR. Notice of such an election to terminate must be in writing and delivered not more than ten Business Days following the termination of the applicable Property Agreement, or the Party failing to deliver such notice of termination shall be deemed to have waived its right to terminate this Master Agreement and the remaining Property Agreements with respect to the Property Agreement then at issue. The right to terminate contained in this Section shall continue with respect to any future termination of another Property Agreement as described in this Section.

B.Casualty, Condemnation, Rights of First Offer and Failure to Obtain Limited Partner Approvals. If a Property Agreement is terminated due to the occurrence of a casualty or condemnation of the Premises covered by such Property Agreement as permitted thereby, then the same shall have no effect on this Master Agreement or the other, remaining Property Agreements. Additionally, and subject to the provisions of Section 4.B., if a Property Agreement or Property Agreements is/are terminated due the exercise of a right of first offer by a ground landlord as contemplated above, or the failure to obtain the necessary limited partner approvals as contemplated above, then the same shall have no effect on this Master Agreement or the other, remaining Property Agreements.

C.Effect of Default. Furthermore, any default by a Purchaser under any of the Property Agreements shall be deemed a default by the Purchasers under all the Property Agreements, and in such event, the Sellers shall have rights set forth in Section 11.2 of the Property Agreements. Any default by any Seller under any of the Property Agreements shall be deemed a default by each Seller under every other Property Agreement, and in such event the Purchasers shall have the rights set forth in Section 11.1 of each of the Property Agreements. For the avoidance of doubt, a default under a Property Agreement will not have occurred unless and until the provisions of Section 11.3 (Cure Rights) of such Property Agreement are given effect, if applicable.

Exhibit 2.1

6.Closing.

A.General. Except as provided in Section 6.B., Section 6.C., and Section 6.D., and further assuming that all other conditions precedent to each Seller's obligation to sell and to each Purchaser’s obligation to purchase its respective MOB Property under the applicable Property Agreement have been satisfied or waived in writing, the Closing (as defined in Section 6.1 of each of the Property Agreements) of the Transaction as a whole shall occur ten (10) days following the later of (a) the expiration of the Inspection Period, (b) the Effective Date, and (c) the final approval of the Mortgage Lenders under each of the seven Mortgage Loans that are to be assumed at Closing, and the agreement of the applicable Parties and each Mortgage Lender on the final forms of the Mortgage Loan Assumption Documents (the date on which the Closing occurs is referred to herein as the “Closing Date”), but in no event shall the Closing Date for all MOB Properties (other than Vinings Health Park, which is governed by Section 6.C.) be later than December 29, 2017 (the “Outside Closing Date”). If the Closing does not occur on or prior to Outside Closing Date for any reason other than a default by a Seller or a Purchaser (in which case the provisions of Section 5.C. shall control), then none of the Parties shall have any further rights or obligations under this Master Agreement or the Property Agreements, except for those obligations which expressly survive the termination of the Property Agreements, and the Earnest Money shall be returned by Escrow Agent to HR.

B.Staggered Closings. Notwithstanding the provisions of Section 6.A., M&O, on behalf of the M&O Parties, may, at its option and at the request of HR, on behalf of the HR Parties, permit the earlier simultaneous Closing of the MOB Property sales which do not require a Mortgage Loan Assumption (other than Vinings Health Park) (the "Initial Properties"), as well as a subsequent First Vinings Closing (as defined in Section 6.C.) so long as, at such time, (1) HR, on behalf of all the Purchasers, acknowledges that the Purchasers have approved (a) all aspects of their respective MOB Properties which are not to be acquired at such earlier Closing (collectively the “Remaining Properties”), as well as all aspects of Vinings Health Park, (b) all documents (other than the Mortgage Loan Assumption Documents) to be executed and delivered at the Closing of each of the Property Agreements for the Remaining Properties (including the form of the Ground Lessor Estoppel which each ground lessor has agreed to deliver at or before Closing), and (c) all documents (other than the documents necessary to effect the First Vinings Closing) to be executed and delivered at the Closing of the Vinings Health Park Property Agreement (including the form of the Ground Lessor Estoppel which the Vinings Health Park ground lessor has agreed to deliver at or before the Second Vinings Closing), (2) all conditions to such Purchasers’ obligation to close the purchase of the Remaining Properties have been satisfied, subject only to (x) the successful completion of the Mortgage Loan Assumptions for the Remaining Properties, (y) there being thereafter no change in the then physical condition or title to the Remaining Properties (see Section 5.4 and Section 6.4 of each of the Property Agreements for reference), (z) the Sellers and the applicable Mortgage Lenders delivering at the Closing of the Remaining Properties the documents required by Property Agreements covering the Remaining Properties, including the Mortgage Loan Assumption Documents, (3) all conditions to the Purchaser of Vinings Health Park’s obligation to effect the Second Vinings Closing (as defined in Section 6.C.) have been satisfied, subject only to (y) there being thereafter no change in the then physical condition or title to Vinings Health Park (see Section 5.4 and Section 6.4 of the Vinings Heath Park Property Agreement for reference), and (z) the Vinings Seller delivering at the First Vinings Closing the documents required by Section 6.C., and the Vinings Seller delivering at the Second Vinings Closing the documents required by the Vinings Health Park Property Agreement, and (4)

Exhibit 2.1

each ground landlord under each Ground Lease shall have either exercised its right of first offer or failed to exercise its right of first offer. If for any reason other than the default of a Seller under a Property Agreement for one of the Remaining Properties, Vinings Seller’s default under the Vinings Health Park Property Agreement, or a default by the Vinings Seller with respect to the First Vinings Closing, all of the Remaining Properties and Vinings Health Park are not acquired by Purchaser by (or on) (AA) the Outside Closing Date, with respect to the Remaining Properties, or (BB) October 1, 2018, with respect to Vinings Health Park, then the provisions of Paragraphs 18 and 19 of the M&O Management Agreement (defined below) shall no longer be of effect with respect to any previously executed M&O Management Agreement covering a MOB Property on the same hospital campus as a Remaining Property, and the applicable HR Parties and M&O shall promptly execute an amendment to such previously executed M&O Management Agreements reflecting the same. If there are multiple Closings as contemplated by this Section, then for the purpose of interpreting the individual Property Agreements, the term “Closing Date” shall mean the date on which the Closing occurs under such Property Agreement.

C.Vinings Health Park.

i.As of the Effective Date, the MOB Property known as Vinings Health Park is in the final stages of construction. The Seller of Vinings Health Park (referred to in the remainder of this Section as the “Vinings Seller”) obtained a construction loan (the “Vinings Loan”) in the amount $35,640,000 from Branch Banking and Trust Company (“BB&T”), which is secured by Vinings Health Park and evidenced by, among other things, a Secured Promissory Note in the amount of the construction loan dated March 3, 2016 (the “Vinings Note”), a Commercial Construction Loan Agreement of even date (the “Vinings Loan Agreement”), a Deed to Secure Debt, Security Agreement, and Fixture Financing Agreement of even date, an Absolute Assignment of Leases and Rents of even date, and those certain Limited Guarantees of Payment and Performance executed by Thomas E. Rhodes, Van M. Fletcher, John C. Carter, John S. Bowling, Jr., Christian T. Hauck, and K. Parker Chambliss. All documents and instruments evidencing and securing the Vinings Loan, including those described above, are referred to herein as the “Vinings Loan Documents”; each Limited Guaranty of Payment and Performance described above (all of which are Vinings Loan Documents) is referred to as a “Vinings Guaranty” and collectively as the “Vinings Guarantees”; and each guarantor under a Vinings Guaranty is referred to as a “Vinings Guarantor” and collectively as the “Vinings Guarantors”.

ii."Project Stabilization" and the final payment for all construction costs for the "Base Project Improvements", as such terms are defined in the Vinings Loan Agreement, are anticipated to occur on or about October 15, 2017. Subject to the conditions precedent set forth in Section 5.B. and Section 5.C.iii., and subject further to the prior Closing of the Initial Properties (or the contemporaneous Closing of the Initial Properties with the First Vinings Closing (defined below)), and assuming this Master Agreement and the Property Agreements have not been previously terminated in accordance with its/their terms, then following Project Stabilization and the final payment for all construction costs for the Base Project Improvements, the following shall occur (the “First Vinings Closing”): (a) HR shall purchase the Existing Vinings Loan from BB&T, (b) HR and the Vinings Seller shall amend and restate the Vinings Note to provide, among other things, that the indebtedness secured by the Vinings Note equals $67,000,000.00, bears interest at an annual rate of 4.775%, is payable monthly (interest only) from the date on which the First Vinings Closing occurs (the “First Vinings Closing Date”) through March 31, 2019, and that upon the Closing of the purchase

Exhibit 2.1

of Vinings Health Park in accordance with the Property Agreement for Vinings Park (the “Second Vinings Closing”), the principal amount of such indebtedness will be prepaid in full, and the accrued but unpaid interest existing at that time will be prorated on the date of the Second Vinings Closing, (c) HR shall confirm in writing that, except for the Carve-out Obligations (as such term in defined in the Vinings Guarantees), the financial liability of the Vinings Guarantors under the Vinings Guarantees is reduced to zero, (d) Vinings Seller shall confirm in writing that the lender under the Vinings Loan Documents is not in default of the Vinings Loan Documents, has fulfilled all obligations to advance funds under the Vinings Loan, and that no more disbursements of principal shall be made under the Vinings Loan (other than the disbursement referenced in the next subpart), and (e) HR shall disburse to the Vinings Seller as loan proceeds the amount by which the $67,000,000.00 loan amount exceeds the amount of principal and accrued but unpaid interest paid by HR to BB&T for the Vinings Loan. Notwithstanding the foregoing, however, if HR is unable to purchase the Vinings Loan from BB&T for any reason, then subject to the conditions precedent contained in this Section 6.C(ii), the following shall occur: (x) HR shall make a new first priority loan to Vinings Seller in an amount equal $67,000,000.00, (y) the documents to be used to evidence such new loan shall be prepared by HR, shall be substantially similar to the documents evidencing the Vinings Loan made by BB&T, as modified by subparts (a) - (e) above, and shall be subject to the approval of Vinings Seller, whose approval shall not be unreasonably withheld. If HR is unable to purchase the Vinings Loan and as a result the provisions of the preceding sentence become effective, then the closing of the transaction described in such preceding sentence shall be considered the “First Vinings Closing” for all purposes of this Master Agreement.

iii.The following are conditions precedent to HR’s obligation to effect the First Vinings Closing:

1.
The ground lessor under the Vinings Ground Lease must have waived its right of first refusal to purchase Vinings Health Park as contemplated in the Property Agreement for Vinings Health Park, which will not occur until the Second Vinings Closing.

2.
The Vinings Seller must have obtained the necessary partnership approval for (i) the increase in the principal indebtedness of the Vinings Loan to $67,000,000.00 and (ii) the sale of Vinings Health Park in accordance with the Property Agreement for Vinings Health Park.

3.	HR shall have received Estoppel Certificates as described in Section 9.1.5 of the Property Agreement for Vinings Health Park.

4.
HR shall have received an estoppel certificate from the ground lessor in substantially and materially the same form and content as obtained from such ground lessor in connection with the closing of the Vinings Loan.

5.	HR shall have received either a new loan policy or an endorsement to BB&T’s loan policy showing no new exceptions (other than Survey

Exhibit 2.1

exceptions relating to the construction of Vinings Health Park that are acceptable to HR in its reasonable discretion) from the original BB&T loan policy, which loan policy or endorsement shall be an expense of HR.

D.Second Vinings Closing. The Property Agreement for Vinings Health Park shall govern and control the purchase of Vinings Health Park by the Purchaser thereof. The Second Vinings Closing shall occur on or about October 1, 2018, subject to the conditions precedent to the applicable Seller’s and applicable Purchaser’s obligations to sell and purchase Vinings Health Park having been waived or satisfied.

E.Explanatory Statement. Subject to M&O’s agreement and HR’s request as described in Section 6.B., this Master Agreement contemplates up to four separate closing events: (1) the Closing of all (but not less than all) of the Initial Properties, (2) the First Vinings Closing, (3) the Closing of all (but not less than all) of the Remaining Properties, and (4) the Second Vinings Closing.

F.Management Office Personal Property. At Purchaser's request, any items of personal property located in the management office at each MOB Property shall be deleted from the bill of sale to be delivered to the Purchaser at the Closing and shall instead be conveyed by the Seller of such MOB Property to M&O for use in its role as property manager for the MOB Property.

7.HR Portfolio Management Agreement. Each Property Agreement provides that at the Closing of the MOB Property subject to such Property Agreement, the Purchaser and M&O will enter into a Property Management and Leasing Agreement (a “M&O Management Agreement”), the forms of which are attached to the respective Property Agreements. Additionally, upon the earlier to occur of (i) the Closing of MOB Properties having an aggregate sale price of $300,000,000 and (ii) the Closing of the Initial Properties (as defined in Section 6.B hereof), HR, or the applicable HR affiliates, and M&O will enter into property management agreements in the form attached as Exhibit B (each, a “HR Portfolio Management Agreement”) whereby M&O will provide property management services to the HR affiliate owned properties listed on Exhibit C. HR must obtain any required third party approvals necessary to permit M&O to serve as the manager of any of the properties listed on Exhibit C. HR will provide written notice to M&O at such time as such third party approvals are obtained. If HR has not provided notice to M&O that HR has obtained such third party approvals by September 6, 2017, then (x) M&O, on behalf of the Sellers, shall have the right to terminate this Master Agreement and all (but not less than all) of the Property Agreements, (y) no Party shall have any further rights, duties, liabilities, or obligations under either this Master Agreement or the Property Agreements, except for those rights, duties, liabilities, and obligations of the respective Sellers and Purchasers under the Property Agreements which expressly survive the termination of the Property Agreements, and (z) the Earnest Money shall be returned by Escrow Agent to HR.

8.Future Assistance. While the Purchasers’ obligations to close under the Property Agreements are not conditioned upon obtaining any amendments to the Ground Leases, M&O agrees to assist in requesting amendments to the space lease forms appended to each Ground Lease if the

Exhibit 2.1

Purchaser chooses to pursue such amendments either before or after Closing. The foregoing obligation shall survive the Closing.

9.Authority. The Sellers appoint M&O as their authorized agent under this Master Agreement and the Property Agreements, and M&O shall have the power and right to act on behalf of, and to bind and contract in the name of, all the M&O Parties. Without limiting the foregoing, a notice from, or received by, M&O, or a consent, approval or election by M&O, shall constitute a notice from or received by, or a consent, approval or election by, all the Sellers, unless specified otherwise by M&O in writing. Likewise, the Purchasers appoint HR as their authorized agent under this Master Agreement and the Property Agreements, and HR shall have the power and right to act on behalf of, and to bind and contract in the name of, all the HR Parties. Without limiting the foregoing, a notice from, or received by, HR, or a consent, approval or election by HR, shall constitute a notice from or received by, or a consent, approval or election by, all the Purchasers, unless specified otherwise by HR in writing.

10.Assignment. Neither this Master Agreement nor any interest hereunder shall be assigned or transferred by any Party, though the foregoing shall not affect a Purchaser’s ability to assign its interest in its Property Agreement or designate another entity to take title to the MOB Property subject to such Property Agreement, all in accordance with the terms of such Property Agreement. Upon any such assignment or designation, the assignee or designee shall be deemed a “Purchaser” and “HR Party” hereunder. Subject to the foregoing, this Master Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective successors and assigns.

11.Entire Agreement. This Master Agreement and the Property Agreements constitute the entire agreement between the Parties with respect to the purchase and sale of the MOB Properties, and this Master Agreement shall not be modified or amended except in a written document signed by the Parties. Any prior agreement or understanding among the Parties concerning the purchase and sale of the MOB Property is hereby rendered null and void.

12.Time. Time is of the essence of this Master Agreement.

13.Notices. All notices and other communications provided for herein must be in writing and delivered by email, by hand or overnight courier service or mailed by certified or registered mail at the respective address or email address set forth below. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, are deemed to have been given when received; notices sent by email are deemed to have been given when sent (except that, if not given during normal business hours for the recipient, are deemed to have been given at the opening of business on the next Business Day for the recipient), provided that notices sent by email are sent concurrently by hand delivery or overnight courier.

Exhibit 2.1

To the Sellers and M&O:	Meadows & Ohly, LLC 275 Scientific Drive Suite 1000 Peachtree Corners, Georgia 30092 Attention: Van M. Fletcher Phone: 678-282-0220 Email: van.fletcher@meadowsandohly.com

With a copy to:	Dentons US LLP 5300 Peachtree Street NE Suite 5300 Atlanta, Georgia 30308 Attention: William F. Stevens Phone: 404-527-8510 Email: william.stevens@dentons.com

To the Purchasers and HR:	Healthcare Realty Trust Incorporated 3310 West End Avenue, Suite 700 Nashville, Tennessee 37203 Attention: Sushil Puria Telephone No.: 615-269-8175 E-Mail: spuria@healthcarerealty.com

With a copy to:
Healthcare Realty Trust Incorporated
3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
Attention: John M. Bryant, Jr., General Counsel
Telephone No.: 615-269-8175
E-Mail: jbryant@healthcarerealty.com

With a copy to:	Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700 Nashville, TN 37219 Attention: Jeffrey A. Calk Telephone No.: 615.850.8129 E-Mail: Jeff.Calk@wallerlaw.com

14.Law. This Master Agreement shall be governed and interpreted in accordance with the laws of the State of Georgia.

15.No Recordation. Neither this Master Agreement nor any memorandum thereof shall be recorded in any land records.

Exhibit 2.1

16.Counterparts. This Master Agreement may be executed in any number of identical counterparts, including facsimile counterparts, any or all of which may contain the signatures of fewer than all of the Parties but all of which shall be taken together as a single instrument. Delivery of an executed counterpart of a signature page to this Master Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.

17.Waiver. The failure by any Party to enforce against the other any term of this Master Agreement shall not be deemed a waiver of such Party’s right to enforce against the other Party(ies) the same or any other term in the future.

18.Severability. If any one or more of the provisions hereof shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Master Agreement shall be construed as if such invalid, illegal or unenforceable provision were not herein contained.

19.Attorneys’ Fees. If any Party files suit to enforce the obligations of, or remedy against, the other party under this Master Agreement, the prevailing Party(ies) shall be entitled to recover from the non-prevailing Party(ies) the reasonable fees and expenses of its attorneys and its court costs.

20.Construction. The Parties acknowledge that each Party and its counsel have reviewed and revised this Master Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Master Agreement or any amendments or schedules hereto. The captions preceding the text of each Section are included for convenience of reference only and shall be disregarded in the construction and interpretation of this Master Agreement.

21.No Third Party Beneficiaries. This Master Agreement shall benefit only the Parties, and other no person or entity shall have any rights hereunder.

22.WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT THAT EITHER PARTY OR THEIR HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS MASTER AGREEMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS MASTER AGREEMENT.

23.Public Announcements. Prior to Closing, no Party shall have the right to make a public announcement regarding the Transaction without the prior approval of the other Parties. The Parties

Exhibit 2.1

shall approve the timing, form and substance of any such public announcement, which approval shall not be unreasonably withheld, conditioned or delayed, except if a Party is required to make a public announcement under applicable law (including any applicable rules and regulations of the United States Securities and Exchange Commission, the New York Stock Exchange, and/or any applicable self-regulatory organization), in which case no such approval by any other Party shall be required.

(Signatures on the following pages)

Exhibit 2.1

IN WITNESS WHEREOF, the M&O Parties have executed this Master Agreement to be effective as of the Effective Date.

MEADOWS & OHLY, LLC

By:	/s/ Van Fletcher

Printed Name:	Van Fletcher

Title:	Vice President and Secretary

Kennestone Cancer Center, L.P.		Kennestone Physicians Center I, L.P.
By:	Meadows & Ohly 4, LLC, its general partner	By:	Meadows & Ohly 8, LLC, its general partner
By:	/s/ Van Fletcher	By:	/s/ Van Fletcher

Printed Name:	Van Fletcher	Printed Name:	Van Fletcher

Title:	Vice President and Secretary	Title:	Vice President and Secretary

Kennestone Physicians Center II, L.P.		Kennestone Outpatient Pavilion, L.P.
By:	Meadows & Ohly 4, LLC, its general partner	By:	Meadows & Ohly 10, LLC, its general partner
By:	/s/ Van Fletcher	By:	/s/ Van Fletcher

Printed Name:	Van Fletcher	Printed Name:	Van Fletcher

Title:	Vice President and Secretary	Title:	Vice President and Secretary

Douglas Physicians Center, L.P.		Douglas Physicians Center II, L.P.
By:	Meadows & Ohly 5, LLC, its general partner	By:	Meadows & Ohly 9, LLC, its general partner
By:	/s/ Van Fletcher	By:	/s/ Van Fletcher

Printed Name:	Van Fletcher	Printed Name:	Van Fletcher

Title:	Vice President and Secretary	Title:	Vice President and Secretary

Paulding Physicians Center, L.P.		Paulding Outpatient Pavilion, L.P.
By:	Meadows & Ohly 6, LLC, its general partner	By:	Meadows & Ohly 13, LLC, its general partner
By:	/s/ Van Fletcher	By:	/s/ Van Fletcher

Printed Name:	Van Fletcher	Printed Name:	Van Fletcher

Title:	Vice President and Secretary	Title:	Vice President and Secretary

Exhibit 2.1

Vinings Health Park, L.P.		Piedmont Physicians Plaza, L.P.
By:	Meadows & Ohly 15, LLC, its general partner	By:	Meadows & Ohly 5, LLC, its general partner
By:	/s/ Van Fletcher	By:	/s/ Van Fletcher

Printed Name:	Van Fletcher	Printed Name:	Van Fletcher

Title:	Vice President and Secretary	Title:	Vice President and Secretary

Piedmont Medical Plaza, L.P.		340 Exchange Boulevard, L.P.
By:	Meadows & Ohly 11, LLC, its general partner	By:	Meadows & Ohly 15, LLC, its general partner
By:	/s/ Van Fletcher	By:	/s/ Van Fletcher

Printed Name:	Van Fletcher	Printed Name:	Van Fletcher

Title:	Vice President and Secretary	Title:	Vice President and Secretary

Gwinnett 500 Building, L.P.		Gwinnett Physicians Center, L.P.
By:	Meadows & Ohly 3, LLC, its general partner	By:	Meadows & Ohly 8, LLC, its general partner
By:	/s/ Van Fletcher	By:	/s/ Van Fletcher

Printed Name:	Van Fletcher	Printed Name:	Van Fletcher

Title:	Vice President and Secretary	Title:	Vice President and Secretary

Hudgens Professional Building, L.P.
By:	Meadows & Ohly 3, LLC, its general partner
By:	/s/ Van Fletcher

Printed Name:	Van Fletcher

Title:	Vice President and Secretary

Exhibit 2.1

IN WITNESS WHEREOF, the HR Parties have executed this Master Agreement to be effective as of the Effective Date.

Healthcare Realty Trust Incorporated

By:	/s/ Rob E. Hull
Name:	Rob E. Hull
Title:	Executive Vice President - Investments

Exhibit 2.1

EXHIBIT A

Seller	Purchaser	Building Name	Address	Purchase Price
Kennestone Cancer Center, L.P.	Healthcare Realty Trust Incorporated	Kennestone Cancer Center	340 Kennestone Hospital Blvd., Marietta, Georgia	$ 27,220,095
Kennestone Physicians Center I, L.P.	Healthcare Realty Trust Incorporated	Kennestone Physicians Center I	55 Whitcher Street, Marietta, Georgia	52,740,815
Kennestone Physicians Center II, L.P.	Healthcare Realty Trust Incorporated	Kennestone Physicians Center II	61 Whitcher Street, Marietta, Georgia	27,750,194
Kennestone Outpatient Pavilion, L.P.	Healthcare Realty Trust Incorporated	Kennestone Outpatient Pavilion	699 Church Street, Marietta, Georgia	87,649,216
Douglas Physicians Center, L.P.	Healthcare Realty Trust Incorporated	Douglas Physicians Center I	6002 Professional Parkway, Douglasville, Georgia	14,994,277
Douglas Physicians Center II, L.P.	Healthcare Realty Trust Incorporated	Douglas Physicians Center II	6001 Professional Parkway, Douglasville, Georgia	16,241,028
Paulding Physicians Center, L.P.	Healthcare Realty Trust Incorporated	Paulding Physicians Center	148 Bill Carruth Parkway, Hiram, Georgia	31,997,900
Paulding Outpatient Pavilion, L.P.	Healthcare Realty Trust Incorporated	Paulding Outpatient Pavilion	144 Bill Carruth Parkway, Hiram, Georgia	26,847,401
Vinings Health Park, L.P.	Healthcare Realty Trust Incorporated	Vinings Health Park	4441 Atlanta Road SE, Smyrna, Georgia	70,344,498
Piedmont Physicians Plaza, L.P.	Healthcare Realty Trust Incorporated	Piedmont Physicians Plaza	275 Collier Road, Atlanta, Georgia	93,741,975
Piedmont Medical Plaza, L.P.	Healthcare Realty Trust Incorporated	Piedmont Medical Plaza	775 Poplar Road, Newnan, Georgia	55,592,824
340 Exchange Boulevard, L.P.	Healthcare Realty Trust Incorporated	340 Exchange Boulevard	340 Exchange Blvd, Bethleham, Georgia	6,666,972
Gwinnett 500 Building, L.P.	Healthcare Realty Trust Incorporated	Gwinnett 500 Building	500 Medical Center Blvd, Lawrenceville, Georgia	25,296,489
Gwinnett Physicians Center, L.P.	Healthcare Realty Trust Incorporated	Gwinnett Physicians Center	631 Professional Drive, Lawrenceville, Georgia	51,720,897
Hudgens Professional Building, L.P.	Healthcare Realty Trust Incorporated	Hudgens Professional Building	3855 Pleasant Hill Road, Duluth, Georgia	23,696,062
TOTAL				$ 612,500,643